Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALITHYA USA, INC.

ARTICLE I: The name of the corporation is Alithya USA, Inc. (the “Corporation”).

ARTICLE II: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, 19808 in the County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 48,000,001, consisting of (i) 48,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and (ii) 1 share of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1.

Dividends. Subject to the preferential rights, if any, of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefore, dividends payable either in cash, in property or in shares of Common Stock or other securities of the Corporation.

2.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock may be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

3.

Voting Rights. At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Corporation.

B.	PREFERRED STOCK

1.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

2.

Pursuant to the authority conferred by this Article IV, a series of Preferred Stock has been designated, with such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefore as are stated and expressed in Schedule A attached hereto and incorporated herein by reference.

ARTICLE V: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VI: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE VII: Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SCHEDULE A

SERIES A PREFERRED STOCK

Section 1. Designation and Amount. 1 share of Preferred Stock, $0.01 par value, are designated “Series A Preferred Stock” with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein (the “Junior Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock.

Section 2. Dividends and Distributions. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to $1.00. In the event that the Corporation ever declares or makes any dividend payable upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock (which is governed by Section 8 below), the Corporation shall also declare and make a pro rata like-kind dividend to the holders of the Junior Preferred Stock at the same time it declares and makes such dividends to the holders of the Common Stock. Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:

(A)	Each share of Junior Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

(B)

Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)

Except as set forth herein, or as otherwise provided by law, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A)

Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)	declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

(ii)

declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)

redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

(iv)

redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)

The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Junior Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received an amount per share equal to the fair market value of any consideration received by the Corporation upon issuance of such Junior Preferred Stock (the “Liquidation Amount”), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s lawfully available assets to be distributed among the holders of Junior Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 6, then the entire assets lawfully available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders. In addition to and after payment in full of all other amounts payable to the holders of Junior Preferred Stock under this Section 6, the holders of the Junior Preferred Stock shall also be entitled to participate with the Common Stock as a single class in the pro rata distribution of assets of the Corporation. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, nor any other form or recapitalization or reorganization affecting the Corporation, that in each case does not constitute a Change of Control, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6. The consummation of a Change of Control shall be deemed to be a liquidation, dissolution and winding up of the Corporation for the purposes of this Section 6, and the holders of the Preferred Stock shall be entitled to receive, out of lawfully available funds, payment from the Corporation of all of the amounts payable with respect to the Junior Preferred Stock (and all rights to participate with holders of Common Stock) upon a liquidation, dissolution or winding up of the Corporation under this Section 6 in cancellation of their shares upon the consummation of any such transaction.

For the purposes of this Section 6:

(A)

“Change of Control” means the consummation of a transaction that results in (i) the sale, lease, exchange, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) of assets constituting all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, to a Person or group of Persons, (ii) any merger, consolidation or other business combination or refinancing, reorganization or recapitalization that results in the holders of the issued and outstanding equity securities (and rights to acquire equity securities) of the Corporation (and their affiliates) immediately prior to such transaction beneficially owning or controlling less than a majority of the voting power of the continuing or surviving entity immediately following such transaction and/or (iii) any Person or Persons acting together or which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than holders of the Junior Preferred Stock as of the date of the initial issuance of the Junior Preferred Stock (and their respective affiliates), beneficially owning (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, more than 50% of the total voting power of all classes of securities entitled to vote generally in the election of the Board of Directors of the Corporation.

(B)	“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(C)

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to the amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8. Subdivision or Combination of Common Stock. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by stock split, stock dividend or otherwise) the Junior Preferred Stock or Common Stock unless all of the outstanding shares of Junior Preferred Stock and Common Stock shall be proportionately subdivided or combined at all the same time. All such subdivisions and combinations shall be payable only in the same class of Junior Preferred Stock to each holder of Junior Preferred Stock and only in Common Stock to each holder of Common Stock. Fractional shares may be issued in connection with any such subdivision or combination. In the case of any such subdivision or combination of shares of Junior Preferred Stock, all accrued and unpaid dividends on such Junior Preferred Shares shall also be proportionately subdivided or combined at the same time.

Section 9. Redemption. Subject to applicable laws, the Corporation shall, at its option, be entitled to redeem at any time or times all or any part of the Junior Preferred Stock registered in the name of any holder of any such Junior Preferred Stock on the books of the Corporation with or without the consent of such holder by giving notice in writing to such holder specifying:

(A)	that the Corporation desires to redeem all or any part of the Junior Preferred Stock registered in the name of such holder;

(B)	if part only of the Junior Preferred Stock registered in the name of such holder is to be redeemed, the number of shares thereof to be so redeemed;

(C)

the business day (in this Section referred to as the “Redemption Date”) on which the Corporation desires to redeem such Junior Preferred Stock. Such notice shall specify a Redemption Date which shall not be less than 30 days after the date on which the notice is given by the Corporation or such shorter period of time as the Corporation and the holder of any Junior Preferred Stock may agree; and

(D)	the place of redemption.

The Corporation shall on the Redemption Date, redeem such Junior Preferred Stock by paying to such holder an amount equal to the Liquidation Amount at such place as may be specified on such notice. Such payment shall be made by delivery to such holder of a cheque payable in the amount of, or at the option of the Corporation, a demand note with a principal amount equal to the aggregate Liquidation Amount for the Junior Preferred Stocks to be redeemed. From and after the Redemption Date, the holder thereof shall not be entitled to exercise any of the rights of holders of Junior Preferred Stock in respect thereof unless payment of the Liquidation Amount is not made on the Redemption Date, in which case the rights of the holder of the Junior Preferred Stock shall remain unaffected until payment in full of the Liquidation Amount.

Section 10. Rank. The Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 11. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single class.